Exhibit 99.1

One Exam Prep Experiences 500% Growth Year over Year in Virtual Class Attendance

COCONUT CREEK, Fla., June 30, 2021 /PRNewswire/ - One Exam Prep, a subsidiary of ProBility Media Corp, (OTCPK: PBYA) an education company building the first full-service training and career advancement brand for the skilled trades, online classes have seen a fivefold increase since the start of Covid-19.

One Exam Prep has quickly become one of the largest test prep companies in Florida. By moving to an online only format, One Exam has expanded its classes into more than 15 other states.

At the outset of Covid-19, management upgraded its online streaming capabilities becoming one of the first in the industry to offer full programs online. One Exam also began to offer tutoring services as a form of added services to its students. Tutoring quickly became one of the most popular services offered as more students wanted individualized attention. We expect tutoring to continue to grow as the landscape continues to evolve into online learning for vocational test preparation.

One Exam Prep has taught over 50,000 students in multiple contractor specialties. It has also provided standards, testing and training materials for electrical supply companies such as Wesco (NYSE: WCC), Platt Electric, a subsidiary of Rexel S.A (RXL.PA), Consolidated Electrical Distributors (CED), City Electric Supply, Graybar and hundreds of other smaller suppliers.

In the coming months, One Exam will continue to open new markets for contractor test preparation and continue on its path to reach its goal of being the first nationwide company to offer vocational test preparation for most skilled trades.

About One Exam Prep

One Exam Prep, a subsidiary of ProBility Media Corp offers over 500 online courses and test preparation for contractors in over 15 states. In addition, One Exam has published over 300 test preparation books that have become some of the most widely sold materials in multiple trade industries including that of electrical work.

One Exam Prep is also a licensed and accredited continuing education provider in the state of Florida. For more information on One Exam Prep, visit www.1examprep.com or on social media at facebook.com/1examprep and youtube.com/c/1examprep

About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Coconut Creek, Florida, offering education online and in person programs including training in a variety of vocational industries. ProBility is executing a disruptive strategy of defragmenting the education and training market place by offering high quality training courses and materials to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit http://www.probilitymedia.com.

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Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

SOURCE Probility Media Corp.

Related Links

http://www.ProBilityMedia.com

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